Exhibit 12



       John Deere Capital Corporation and Subsidiaries
      Computation of Ratio of Earnings to Fixed Charges
                    (thousands of dollars)

                                Six Months Ended April 30,
                               ------------------------------
                                   2001               2000
                               -----------        -----------
Earnings:

Income before income
  taxes and changes
  in accounting                  $ 124,298          $ 104,491
Fixed charges                      246,793            205,927
                               -----------        -----------
  Total Earnings                 $ 371,091          $ 310,418

Fixed charges:

Interest expense                  $243,183          $ 202,626

Rent Expense                         3,610              3,301
                               -----------        -----------
  Total fixed
    Charges                       $246,793          $ 205,927
                               ===========        ===========

Ratio of earnings to
   Fixed charges*                     1.50               1.51
                               ===========        ===========

                           For the Years Ended October 31,
                  --------------------------------------------
                    2000     1999     1998     1997     1996
                  -------- -------- -------- -------- --------
Earnings:

Income before
  income taxes
  and changes
  in accounting   $216,712 $235,760 $233,534 $211,251 $206,588

Fixed charges      447,169  366,102  373,237  330,648  276,726
                  -------- -------- -------- -------- --------
  Total Earnings  $663,881 $601,862 $606,771 $541,899 $483,314
                  ======== ======== ======== ======== ========
Fixed charges:

Interest expense  $440,220 $360,925 $368,381 $326,867 $273,748

Rent Expense         6,949    5,177    4,856    3,782    2,978
                  -------- -------- -------- -------- --------
  Total fixed
    charges       $447,169 $366,102 $373,237 $330,649 $276,726
                  ======== ======== ======== ======== ========

Ratio of earnings
   to fixed
   charges*           1.48     1.64     1.63    1.64      1.75
                  ======== ======== ======== ======== ========




2